Exhibit 99

USANA Health Sciences Increases Authorized Share Repurchase Program by $40 Million

SALT LAKE CITY--(BUSINESS WIRE)--August 31, 2010--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced that its board of directors has authorized an additional $40 million for share repurchases of its outstanding common stock.

Since 2000, when the share repurchase program was instituted, the company has repurchased approximately 10.3 million shares for $270.2 million. Importantly, the company has largely used its cash flow from operations to fund its share buyback program. Today’s $40 million authorization will be in addition to the approximately $3.9 million currently available in its share repurchase plan. USANA has 15,773,894 common shares outstanding as of August 31, 2010.

Repurchases will be made in accordance with USANA’s active share repurchase program in the open market, through block trades or otherwise. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
or
Media contact:
Dan Macuga
Public Relations
801-954-7280